Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173025 and No. 333-162884) of Merck & Co., Inc. of our report dated June 25, 2024, relating to the financial statements and supplemental schedule of the MSD Puerto Rico Savings & Security Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 25, 2024